Putnam Investments – NY Investment Grade Trust

Hi, my name is____________________ and this is a courtesy call from ADP. I am a proxy representative on behalf of the Putnam New York Investment Grade Municipal Trust. Is (shareholder name) available?

When correct shareholder comes on the line:

Hi Mr./Ms. , my name is and I am calling from ADP because you are a shareholder of the Putnam New York Investment Grade Municipal Trust and for your protection this call is being recorded. Recently you were mailed proxy materials for the upcoming special meeting of Shareholders scheduled for October 30th, 2006. Have you received this material?

If the shareholder answers:

Hi Mr./Ms. , I am calling from ADP because you are a shareholder of the Putnam New York Investment Grade Municipal Trust and for your protection this call is being recorded. Recently you were mailed proxy material for the upcoming special meeting of Shareholders scheduled for October 30th, 2006. Have you received this material?

If Not Received:

Verify address and make any changes.

I can either email or resend the voting material to you. If you would like we can schedule a call back for a later date. Also, you may call us back after receiving the materials with any questions or to cast your vote over the phone. The phone number is 1-866-568-0025.

IF YES (regarding emailing):

Excellent, may I have your email address please?

After the shareholder tells you their email address, read it back to them phonetically and verify if it is case sensitive.

Thank you Mr./Ms._______________ . I will have that email out to you within one business day and please be aware that the email is coming from ADP Proxy Services. Our phone number will be in that email for you to call back and vote your shares, as well as answer any questions you may have.

IF YES (regarding re-mailing):

The new package will be mailed out to you. Mr./Ms._______________ would you like me to schedule a call back after you have had a chance to review the material? Thank you for your time and have a great day/evening.

IF NO (regarding emailing or re-mailing):

You may automatically receive another mailing because of your unvoted shares. Please be aware that as a shareholder, your vote is important. If you receive another mailing you are welcome to vote by internet, touchtone phone or by mail. The only thing you will need is the control number, which is the shaded number on your proxy card.

Putnam Investments – NY Investment Grade Trust

If Received:

Have you had a chance to review the material and are there any questions I can answer for you? If you have no (further) questions, would you like to take this opportunity to place your vote with me over the phone?

If Shares were sold After Record Date:

Since you were a shareholder on the date of record, which was August 3rd, 2006, you are still entitled to cast your vote. If you would like, I can go over the proxy material with you now and assist you in placing your vote.

IF YES (to placing their vote):

The process will only take a few moments.

1. I will introduce myself again and give the date and time.

2. I will then ask your permission to record your vote.

3. At that point, I will need you to verify your full name and mailing address.

My name is______________ from ADP on behalf of Putnam Investments.
Today’s date is_________________ and the time is_________________ E.T.

May I take your vote now?

May I please confirm you have received the material and are authorized to vote on this/these account(s)?

For the record, would you please state your full name and full mailing address?

The Board of Trustees unanimously recommends you vote FOR proposal ONE, AGAINST proposal TWO, AGAINST proposal THREE, and AGAINST proposal FOUR as set forth in the materials you have received. Do you wish to support the Board’s recommendation for each of your accounts?

For Favorable Vote:

Mr./Ms.__________________ I have recorded your vote as follows, for all of your Putnam New York Investment Grade Municipal Trust accounts you are voting the Board’s recommendation of the proposal(s) as set forth in the proxy materials you received, is that correct?

For Non-Favorable Vote:

Mr./Ms._________________ I have recorded your vote as follows, for all of your Putnam New York Investment Grade Municipal Trust accounts you are voting against the Board’s recommendation as set forth in the proxy materials you received, is that correct?

For Abstentions:

Mr./Ms.________________ I have recorded your vote as follows, for all of your Putnam New York Investment Grade Municipal Trust accounts you have chosen

Putnam Investments – NY Investment Grade Trust

to abstain from the proposal(s) as set forth in the proxy materials you received, is that correct?

Record all votes as shareholder requests and confirm by reading back their choices.

Within the next 72 hours we will mail you a written confirmation of your vote. If we have not recorded your information correctly or if you wish to change your vote, please call 1-866-568-0025 to let us know. Also, please be aware that your vote cannot be changed with us by phone after 6:00pm ET, October 28th, 2006. Thank you very much for your participation and have a great day/evening.

If Not Interested (in voting):

Please be aware that as a shareholder, your vote is important. You are welcome to vote by internet, touchtone phone or by mail. The only thing you will need is the control number, which is the shaded number on your proxy card. Thank you again for your time today, and have a wonderful day/evening.

IF YES (to scheduling a call back):

Thank you very much Sir/Madame, we will give you a call back at your convenience on______________ at________________ o’clock your time. Should you have any further questions prior to our call back, please feel free to call us at 1-866-568-0025. Thank you for your time and have a great day/evening.

IF NO (regarding call-back):

We would like to ensure you, that as a shareholder, your vote is important. You are welcome to vote by internet, touchtone phone or by mail. The only thing you will need is the control number, which is the shaded number on your proxy card. Or if you would like to vote by phone, you may do so by calling us back at 1-866-568-0025. Thank you again for your time today, and have a wonderful day/evening.

ANSWERING MACHINE MESSAGE:

Hello, this message is for____________________ my name is ____________________and I am a proxy representative for ADP on behalf of the Putnam New York Investment Grade Municipal Trust, with which you are a shareholder. You should have received material in the mail recently concerning the Special meeting of Shareholders scheduled for October 30th, 2006.

Your vote is very important. You can provide your vote quickly and easily by touchtone phone, Internet or by mail. You may call also call us toll free at 1-866-568-0025 to cast your vote directly over the phone or to answer any questions you may have.

Your prompt response will help avoid the cost of additional calls and ensure that enough shareholder participation will be present at the meeting. Thank you and have a great day/evening.